Filed Pursuant to Rule 424(b)(3)
Registration No. 333-269065

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated January 12, 2023)

Codere Online Luxembourg, S.A.

38,606,500 Ordinary Shares

148,000 Parent Warrants

This Prospectus Supplement No. 1 (this “Prospectus Supplement”) amends and supplements information contained in the prospectus dated January 12, 2023 (the “Original Prospectus” and, the Original Prospectus as amended or supplemented from time to time, including by the Prospectus Supplement, the “Prospectus”), which forms a part of our registration statement on Form F-3 (No. 333-269065) originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 29, 2022 and declared effective on January 11, 2023 relating to the offer and sale from time to time by the selling securityholders named in the Prospectus, or their permitted transferees (collectively, the “Selling Securityholders”), of up to (i) 32,208,500 of our Ordinary Shares, which includes (a) 30,000 Ordinary Shares issued to Codere Newco at the time of the incorporation of Parent, (b) 29,970,000 Ordinary Shares issued to Codere Newco on the Exchange Effective Time, (c) 1,912,500 Ordinary Shares issued to the Sponsor, as a former holder of DD3 Class B Common Stock, on the Closing Date and (d) 296,000 Ordinary Shares issued to the Sponsor, as a former holder of Private Shares, on the Closing Date; and (ii) 148,000 Parent Warrants, which are Parent Private Warrants. In addition, the Prospectus relates to the issuance by us of up to (i) 6,250,000 Ordinary Shares that are issuable by us upon the exercise of the Parent Public Warrants, which were previously registered, and (ii) 148,000 Ordinary Shares that are issuable by us upon the exercise of the Parent Private Warrants.

The Ordinary Shares and Parent Warrants are listed on The Nasdaq Stock Market LLC under the symbols “CDRO” and “CDROW,” respectively. On May 8, 2023, the last reported sales price of the Ordinary Shares was $2.70 per Ordinary Share and the last reported sales price of the Parent Warrants was $0.09 per Parent Warrant.

Any statement in the Original Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Prospectus Supplement. Except to the extent that the information in this Prospectus Supplement modifies or supersedes the information contained in the Original Prospectus, this Prospectus Supplement should be read, and will be delivered, with the Original Prospectus. This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Original Prospectus. Capitalized terms used but not defined herein have the meanings ascribed to them in the Original Prospectus.

No one has been authorized to provide you with information that is different from that contained in the Prospectus. The information contained in the Prospectus, any applicable prospectus supplement or any document incorporated by reference in the Prospectus is accurate only as of their respective dates. You should not assume that the information contained in the Prospectus or any document incorporated by reference in the Prospectus is accurate as of any date other than their respective dates. Certain amounts that appear in the Prospectus may not sum due to rounding.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of the Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of the Prospectus.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” of the Original Prospectus, and under similar headings in any amendment or supplement to the Original Prospectus and in our U.S. Securities and Exchange Commission filings that are incorporated by reference in the Prospectus.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is May 9, 2023.

ABOUT THIS PROSPECTUS SUPPLEMENT

We are filing this Prospectus Supplement to amend and supplement the table and the applicable footnotes under the caption “Selling Securityholders” of the Original Prospectus to reflect a distribution of Ordinary Shares and Parent Warrants from the Sponsor, one of the selling securityholders identified in the Original Prospectus, to the additional registered holders named herein (the “Transferees”). This Prospectus Supplement is not increasing the number of securities being offered under the Original Prospectus. The information contained in this Prospectus Supplement in respect of the Selling Securityholders has been obtained from the Selling Securityholders and has not been independently verified by us.

Selling Securityholders

The table and footnotes below replace the table and footnotes that appear under the caption “Selling Securityholders” of the Original Prospectus, which is modified and supplemented by (i) decreasing the number of Ordinary Shares and Parent Warrants beneficially owned by the Sponsor, (ii) adding the Transferees as Selling Securityholders and (iii) recalculating the percentage information based on the number of Ordinary Shares and Parent Warrants issued and outstanding as of March 31, 2023. The table and footnotes below provide information regarding (i) the beneficial ownership of our Ordinary Shares and Parent Warrants of each Selling Securityholder, (ii) the percentage ownership of Ordinary Shares (based on 45,297,900 Ordinary Shares issued and outstanding as of March 31, 2023, which excludes Ordinary Shares underlying Parent Warrants) and Parent Warrants (based on 6,435,000 Parent Warrants issued and outstanding as of March 31, 2023) of each Selling Securityholder, (iii) the number of Ordinary Shares and number of Parent Warrants that may be sold by each Selling Securityholder under this prospectus, (iv) the number of Ordinary Shares and number of Parent Warrants that each Selling Securityholder will beneficially own and the percentage ownership after this offering (based on the assumption indicated below) and (v) the number of Ordinary Shares (including Ordinary Shares underlying Parent Warrants) beneficially owned by each of the Selling Securityholders as a percentage of the total number of Ordinary Shares on a fully diluted basis (includes 45,297,900 Ordinary Shares issued and outstanding as of March 31, 2023 and 6,435,000 Ordinary Shares that may be issued upon exercise of the Parent Warrants issued and outstanding as of March 31, 2023). The information contained in the table below in respect of the Selling Securityholders has been obtained from the Selling Securityholders and has not been independently verified by us. Such information is based on information provided to Codere Online as to the securities required to be registered pursuant to certain contractual obligations (see Item 10.C. “Material Contracts” in Codere Online’s annual report on Form 20-F for the year ended December 31, 2022, which is incorporated by reference herein) and may have changed.

	Ordinary Shares					Parent Warrants					Percentage of
Name	Number Beneficially Owned Prior to Offering(1)	Percentage Beneficially Owned Prior to Offering(1)	Number Registered for Sale Hereby(1)	Number Beneficially Owned After Offering(1)	Percentage Beneficially Owned After Offering(1)	Number Beneficially Owned Prior to Offering	Percentage Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percentage Beneficially Owned After Offering	Ordinary Shares on a Fully Diluted Basis(2)

Codere Newco, S.A.U.(3)	30,000,000	66.23%	30,000,000	–	–	–	–	–	–	–	57.99%
DD3 Sponsor Group, LLC(4)	1,733,000	3.83%	1,733,000	–	–	73,000	1.13%	73,000	–	–	3.49%
Antony Stern(5)	–	–	–	–	–	25,000	0.39%	25,000	–	–	0.05%
Louis Camhi(6)	–	–	–	–	–	25,000	0.39%	25,000	–	–	0.05%
Joshua Horowitz(7)	–	–	–	–	–	25,000	0.39%	25,000	–	–	0.05%
Guillermo Ortiz(8)	354,000	0.78%	354,000	–	–	–	–	–	–	–	0.68%
Isaac Angulo(9)	10,000	0.02%	10,000	–	–	–	–	–	–	–	0.02%
Daniel Salim(10)	111,500	0.25%	111,500	–	–	–	–	–	–	–	0.22%

(1) Excludes Ordinary Shares underlying Parent Warrants and any Ordinary Shares issued in exchange for Public Shares held or acquired from time to time by the Selling Securityholders in transactions exempt from the registration requirements of the Securities Act.

(2) Represents the number of Ordinary Shares and Ordinary Shares underlying Parent Warrants beneficially owned by each of the Selling Securityholders as a percentage of the total number of Ordinary Shares on a fully diluted basis (includes 45,297,900 Ordinary Shares issued and outstanding as of March 31, 2023 and 6,435,000 Ordinary Shares that may be issued upon exercise of the Parent Warrants).

(3) The address of Codere Newco S.A.U. is Avenida de Bruselas, 26, 28108 Alcobendas, Madrid, Spain.

(4) The address of DD3 Sponsor Group, LLC is Pedregal 24, 3rd Floor, Interior 300, Colonia Molino del Rey, Del. Miguel Hidalgo, 11040 Mexico City, Mexico.

(5) The address of Antony Stern is 5288 Boca Marina Cir S Boca Raton, FL 33487, US.

(6) The address of Louis Camhi is 5 Rodney Lane, Great Neck NY 11024, US.

(7) The address of Joshua Horowitz is 93 Pantigo Road East Hampton NY 11937, US.

(8) The address of Guillermo Ortiz is Blvd. Adolfo López Mateos 261, Los Alpes, Álvaro Obregón, 01010 Mexico City, Mexico. Guillermo Ortiz served as a member of the board of directors of DD3 from December 2020 until his resignation as of the Merger Effective Time on November 30, 2021.

(9) The address of Isaac Angulo is Pedregal 24, 3rd Floor, Interior 300, Colonia Molino del Rey, Del. Miguel Hidalgo, 11040 Mexico City, Mexico.

(10) The address of Daniel Salim is Pedregal 24, 3rd Floor, Interior 300, Colonia Molino del Rey, Del. Miguel Hidalgo, 11040 Mexico City, Mexico. Daniel Salim served as DD3’s Chief Financial Officer from DD3’s inception in September 2020 until his resignation as of the Merger Effective Time on November 30, 2021. Daniel Salim was appointed as a member of the Parent Board and Parent’s audit committee on November 26, 2021, with effect as of the Exchange Effective Time November 29, 2021. Daniel Salim resigned as a member of the Parent Board and Parent’s audit committee immediately after the Exchange Effective Time on November 29, 2021.

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